VORTEX NETWORK LLC

Financial Statements
(With Compilation Report Thereon)
For the Period Ended June 30, 2018

TABLE OF CONTENTS

Page
Compilation Report	3
Financial Statements
Balance Sheet	4
Statement of Income	5
Statement of Changes in Stockholders' Equity	6

Compilation Report

To the Board of Directors and Stockholders of VORTEX NETWORK LLC
Des Moines, IA

Management is responsible for the accompanying financial statements of VORTEX NETWORK LLC (a corporation), which comprise the balance sheet as of June 30, 2018, and the related statement of income and changes in stockholders' equity for the month then ended in accordance with accounting principles generally accepted in the United States of America. We have performed a compilation engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. We did not audit or review the financial statements nor were we required to perform any procedures to verify the accuracy or completeness of the information provided by management. Accordingly, we do not express an opinion, a conclusion, nor provide any form of assurance on these financial statements.
Management has elected to omit substantially all the disclosures and the statement of cash flows required by accounting principles generally accepted in the United States of America. If the omitted disclosures and the statement of cash flows were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations, and cash flows. Accordingly, the financial statements are not designed for those who are not informed about such matters.

Community CPA & Associates, Inc.
Des Moines, Iowa
September 27, 2018

VORTEX NETWORK LLC
Balance Sheet
As of June 30, 2018

Assets
Current Assets
Cash and Cash Equivalents	1,669
Total Current Assets	1,669

Property, Plant and Equipment
Furniture and Fixture	10,091
Vehicle	16,048
Internet/ Wireless/ Computer	25,898
Leasehold Improvement	75,106
Data Power Facility - In Progress	744,397
Data Power Facility - Completed	400,000
Total Property and Equipment	1,271,540
Less Accumulated Depreciation	-
Net Property, Plant and Equipment	1,271,540

Non-Current Assets
Deferred Tax Assets	39,360
Total Non-Current Assets	39,360

Total Assets	1,312,569

Liabilities and Stockholders' Equity
Current Liabilities
Accrued Compensation	129,808
Account Payable	744,397
Payroll Tax Liability	25,450
Total Current Liabilities	899,655

Non-Current Liabilities
Long-Term Liability	15,739
Total Non-Current Liabilities	15,739

Shareholder's Equity
Opening Balance Equity	1,000
Owner's Investment	790,018
Accumulated Deficit	(393,843)
Total Stockholders' Equity	397,175

Total Liabilities and Stockholders' Equity	$1,312,569

See the Compilation Report

VORTEX NETWORK LLC
Statement of Income
For the Month Ended June 30, 2018

Revenue	$-

Operating Expenses
Payroll Expenses	6,739
General and Administrative Expenses	21,846
Other Operating Expenses	646
Total Operating Expenses	29,231

Loss from Operations	(29,231)

Non-Operating Expenses
Income Tax Expenses	-
Interest Expenses	297
Total Non-Operating Expenses	297

Net Gain (Loss)	$(29,528)

See the Compilation Report

VORTEX NETWORK LLC
Statement of Stockholders' Equity
For the Month Ended June 30, 2018

	Capital Stock	Accumulated Deficit	Total
Beginning Equity - August 30, 2017	$1,000	-	$1,000
Stockholders' Investment	790,018	-	790,018
Net Gain (Loss)	-	(393,843)	(393,843)
Balance - June 30, 2018	$791,018	(393,843)	$397,175

See the Compilation Report